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                                                                    EXHIBIT 10.5

                        CONTRACT MANUFACTURING AGREEMENT

                                 EXECUTION COPY

         This Contract Manufacturing Agreement (the "Agreement") is made and entered into as of this 30th day of July, 2004 (the "Effective Date"), by and between R. J. REYNOLDS TOBACCO COMPANY, a North Carolina corporation (hereinafter, "RJRTC"), and B.A.T (U.K. & EXPORT) LIMITED, a corporation formed under the laws of England and Wales (hereinafter, "BATUKE"). RJRTC and BATUKE shall be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, BATUKE or its Affiliates have the right to distribute, market and sell certain Cigarettes (as defined below) and other tobacco products in the Territory (as defined below);

         WHEREAS, prior to the Effective Date, certain American-blend Cigarettes sold by BATUKE or its Affiliates were manufactured in the United States by Brown & Williamson Tobacco Corporation ("B&W"). B&W and BATUKE are both indirect wholly owned subsidiaries of B.A.T. (as defined below);

         WHEREAS, on October 27, 2003, B&W and RJRTC's Affiliate, R.J. Reynolds Tobacco Holdings, Inc., entered into a Business Combination Agreement (the "BCA"), which requires in the pertinent part that an agreement for the contract manufacturing of certain American-blend Cigarettes be entered between RJRTC and BATUKE;

         WHEREAS, BATUKE and its Affiliates desire to continue to have American-blend Cigarettes sold in the Territory manufactured in the United States and wish to engage RJRTC to manufacture those products in the United States pursuant to this Agreement;

         WHEREAS, RJRTC has facilities for, and expertise relating to, the manufacture of American-blend Cigarettes and other tobacco products; and,

         WHEREAS, RJRTC is willing to manufacture American-blend Cigarettes for BATUKE and its Affiliates in the United States pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, RJRTC and BATUKE agree as follows:

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                                    SECTION 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall mean:

1.1 "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

1.2 "AGREEMENT" has the meaning set forth in the Preamble above and shall also include any and all Schedules attached hereto, as may be amended from time to time by mutual agreement of the Parties.

1.3 "ANTIBOYCOTT LAWS" means laws and regulations of the U.S.A. that prohibit participation or cooperation with, agreements to cooperate with and, in some cases, the provision of information in support of, any international boycott not sanctioned by the U.S.A., such as the Arab League boycott of Israel, and including but not limited to Section 999 of the U.S.A. Internal Revenue Code of 1986, and guidelines issued thereunder, and the U.S.A. Export Administration Regulations, 15 C.F.R. Part 760.

1.4 B.A.T. means British American Tobacco p.l.c., BATUKE's indirect parent corporation.

1.5 "B.A.T. CUSTOMER" means BATUKE and/or any present or future Affiliate of B.A.T. which chooses to have American-blend Cigarettes manufactured in the United States for sale or distribution in the Territory. The definition of "B.A.T. Customer" shall not include B.A.T.'s Affiliates BATUS Japan, Inc. or Rothmans Far East, B.V., which will order the manufacture of Cigarettes from RJRTC under a separate agreement.

1.6 "B.A.T. CUSTOMER INDEMNIFIED PARTY" has the meaning set forth in Sub-Section 6.9.

1.7 "CARTON" means a container that contains Cigarette Packages and associated materials including, but not limited to, inserts and onserts (e.g., ten (10) packages of twenty (20) Cigarettes each).

1.8 "CASE" means a shipping container that contains Cartons (e.g., a container which contains fifty (50) cartons).

1.9 "CIGARETTE" means: (a) any roll of tobacco wrapped in paper or in any substance not containing tobacco, or (b) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging or labeling, is likely to be offered to, or purchased by consumers, as a cigarette described in the foregoing clause (a).

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1.10     "CIGARETTE PACKAGE" means the smallest container for Cigarettes that, when filled with Cigarettes and sealed, is intended for distribution and sale (e.g., packs of twenty (20) Cigarettes).

1.11 "CONFIDENTIAL INFORMATION" means; (a) information or data (whether of a technical or business nature), including, but not limited to, that relating to research, development, know-how, inventions, Trade Secrets, engineering, manufacturing, proposals and business plans, marketing plans and matters, financial matters and arrangements, personnel matters, sales, suppliers or customers; or (b) proprietary information or data of either Party hereto or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of either Party and/or any B.A.T. Customer), whether created by a Party individually or through the efforts contemplated by this Agreement; or (c) any other information or data, not publicly known, of either Party hereto or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of either Party and/or any B.A.T. Customer); whether any of the foregoing set forth in clauses (a)-(c) above is observed or in oral, written, graphic or electronic form, and whether or not marked or otherwise identified as "confidential."

1.12 "CONTRACT YEAR" means each successive period during the Term of this Agreement running from January 1st through December 31st.

1.13     "DAMAGES" has the meaning set forth in Sub-Section 6.8.

1.14     "DELIVERY GRACE PERIOD" has the meaning set forth in Sub-Section
2.17(c).

1.15     "EFFECTIVE DATE" is the date set forth in the Preamble above.

1.16 "EXPORT LICENSE" means any license, permit, or other authorization issued by a Governmental Authority, including but not limited to OFAC (as defined below), permitting the manufacture, export and/or sale of the Products hereunder.

1.17 "FOREIGN CORRUPT PRACTICES ACT" means 15 U.S.C. Sections 78dd-l, et seq. and any and all amendments thereto.

1.18 "GOVERNMENTAL AUTHORITY" means any of the following: (a) the government of the U.S.A. or any other foreign country; (b) the government of any state, province, county, municipality, city, town, or district of the U.S.A. or any foreign country, and any multi-country district; and (c) any ministry, agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses
(a) and (b).

1.19 "INCOTERMS" means the terms for the international transportation of goods published by the International Chamber of Commerce, as in effect from time to time during the Term of this Agreement.

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1.20     "INTELLECTUAL PROPERTY" means information, concepts, ideas, discoveries, inventions (whether conceived or reduced to practice, and whether or not patentable), Specifications, requirements, samples of prototypical Cigarettes and Cigarette components, data, codes and programs, graphics, designs, prints, sketches, drawings and photographs, developments, processes and methods, know-how, Trades Secrets, patent applications, patents, other intellectual property of any type (including copyrights, trademarks, and service marks), and enhancements, derivatives, and improvements thereof.

1.21 "NON-TOBACCO COMPONENT" means a material that is used in combination with any Tobacco Material for the manufacture of Cigarettes, including tobacco rod wrapping materials, filter materials and components, plug wrapping materials, tipping materials, inks, flavor and casing components, and Packaging.

1.22 "OFAC" means the United States Department of the Treasury, Office of Foreign Assets Control, or any successor agency, department or unit of the federal government of the U.S.A. with regulatory authority over export/re-export transactions subject to U.S.A. jurisdiction.

1.23 "ON TIME/IN FULL" is the performance metric used in certain circumstances to measure RJRTC's performance under this Agreement. On Time/In Full delivery performance is measured at the Purchase Order SKU order line level. To be credited for On Time/In Full delivery of a specific Purchase Order SKU order line, RJRTC must: (a) deliver one hundred percent (100%) of the SKU volume ordered; (b) on the firm delivery date established pursuant to the mechanisms provided in Sub-Section 2.16 of this Agreement for the particular Purchase Order SKU order line; (c) "across the ship's rail," port of export or, if air freight delivery is required by the applicable Purchase Order, at the fuselage of the aircraft; and (d) with all export and shipping documentation fully and properly completed. For purposes of Sub-Sections 1.23(b) and (c) above, should RJRTC cause a specific Purchase Order SKU order line volume to arrive in the country in the Territory where the Products are to be sold at retail not later than the date on which such SKU volume would have arrived in such country if delivered "across the ship's rail," port of export by RJRTC on the firm delivery date established pursuant to the mechanisms provided in Sub-Section 2.16, then such Purchase Order SKU order line volume shall be deemed delivered on time.

1.24 "ON TIME/IN FULL DELIVERY PERCENTAGE" means the percentage of RJRTC's On Time/In Full deliveries over the time period stated in Sub-Section 2.17(d) measured as follows: [(total number of Purchase Order SKU order lines issued during the measurement period by all B.A.T. Customers and accepted by RJRTC) minus (number of total Purchase Order SKU order lines not delivered by RJRTC On Time/In Full)] divided by (total number of Purchase Order SKU order lines issued during the measurement period by all B.A.T. Customers and accepted by RJRTC) times one hundred (100). Stated formulaically:

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Number of Total Purchase Order SKU order lines issued during the measurement period by all B.A.T. Customers and accepted by RJRTC (-) Number of Total Purchase Order SKU order lines not delivered On Time/In Full

_____________________________________________   x 100 = On Time/In Full Delivery
                                                        Percentage
Total Purchase Order SKU order lines issued during the measurement period by all B.A.T. Customers and accepted by RJRTC

By way of illustration, if over the applicable measurement period orders for 1,500 total Purchase Order SKU order lines were issued by B.A.T. Customers and accepted by RJRTC, and RJRTC has On Time/In Full delivery of 1,450 of such total Purchase Order SKU order lines, RJRTC's On Time/In Full Delivery Percentage for the measurement period would be as follows:

                               1,500 (-)50
                               _____________ x 100-96.6%

                                  1,500

1.25 "OUTSIDE THE JURISDICTION OF THE U.S.A." means all places other than the fifty (50) States of the U.S.A., including offshore areas within their jurisdiction pursuant to Section 3 of the Submerged Lands Act (43
U.S.C. Section 1311), the District of Columbia, Puerto Rico, and all territories, dependencies, and possessions of the U.S.A., including foreign trade zones established pursuant to 19 U.S.C. Sections 81A-81U, and also including the outer continental shelf, as defined in Section 2(a) of the Outer Continental Shelf Lands Act (43 U.S.C. Section 1331 (a)).

1.26 "PACKAGING" means materials that are used to contain Cigarettes (or containers enclosing Cigarettes) for the purpose of distribution and sale to customers, including component materials referred to as foil, innerframes, closures, Cigarette boxes, labels, films, tear tapes, optional pack inserts and onserts, cartons and cases, including all graphics, holographics and printed matter on such materials.

1.27 "PERSON" means any firm, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual and any Governmental Authority.

1.28 "PPI" means the Producer Price Index for Stage of Processing - Finished Goods, as compiled by the United States Bureau of Labor Statistics (1982 = 100). If the Bureau of Labor Statistics substantially revises the manner in which the PPI is determined, an adjustment shall be made in the revised index that will produce results equivalent, as nearly as possible, to those that would be obtained if the PPI had not been so revised. If the 1982 average is no longer used as an index of one hundred (100), or if the PPI is no

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longer available, then the Parties shall substitute a mutually acceptable comparable index, based on changes in the cost of production measured at the finished goods level published by an agency of the federal government of the U.S.A.

1.29 "PRINCIPAL PARTY IN INTEREST" means the Person in the U.S.A. listed as such on Shipper's Export Declarations or Automated Export System records (and as defined in the U.S.A. Export Administration Regulations (15 C.F.R. Part 730 et seq.) and the U.S.A. Foreign Trade Statistics Regulations (15 C.F.R. Part 30)) as the Person that receives the primary benefit, monetary or otherwise, of the transaction associated with such export shipment.

1.30 "PRODUCT" OR "PRODUCTS" means American-blend Cigarettes manufactured for B.A.T. Customers pursuant to this Agreement which are intended to be distributed or sold in the Territory.

1.31 "PRODUCT BASE PRICES" means the prices for each Product chargeable by RJRTC for Products subject to Purchase Orders issued by B.A.T. Customers between the Effective Date and the end of Contract Year 2004. The Product Base Prices are listed on the attached Schedule "A." The Product Base Prices are calculated by adding (or subtracting) all of the costing elements identified on Schedule "A." Schedule "A" includes the International Order Policies & Customer Responsibilities included therewith.

1.32 "PROHIBITED COUNTRIES" means countries subject to Trade Restrictions (as defined below) and for which no Governmental Authority licenses or authorizations permitting manufacture or export of Products are obtained. For the purposes of this Agreement, Prohibited Countries shall not include Restricted Countries.

1.33 "PURCHASE ORDER" means a purchase order issued by BATUKE or another B.A.T. Customer to RJRTC containing the following information about an order for Products pursuant to this Agreement: (a) identity of Products by SKU, with each SKU ordered entered on a separate order line; (b) quantity of Products by SKU;
(c) delivery instructions and required delivery date(s) for the Products "across the ship's rail," port of export or, if air freight delivery is required by the applicable Purchase Order, at the fuselage of the aircraft (with each Purchase Order possibly providing for multiple deliveries of Product by SKU at scheduled intervals); (d) shipping instructions; (e) consignee identification; (f) contact personnel; (g) Case mark requirements; (h) matters including "bill to" and "sold to" (which will be the B.A.T. Customer which placed the Purchase Order); and (i) such other requirements as the applicable B.A.T. Customer may specify or RJRTC may reasonably require.

1.34     "RAI" means Reynolds American Inc., RJRTC's parent corporation.

1.35     "RECEIVING PARTY" has the meaning set forth in Sub-Section 5.1.

1.36 "RESTRICTED COUNTRIES" means those countries in the Territory that from time to time are subject to Trade Restrictions and for which Products are manufactured for export

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under this Agreement by RJRTC pursuant to licenses or other authorizations duly issued and in effect by the applicable Governmental Authority whether within or outside the U.S.A, including but not limited to OFAC, and to which the additional provisions of Schedule "C" shall apply. These additional provisions shall prevail only to the extent that they are inconsistent with the other provisions of this Agreement.

1.37 "RESTRICTED COUNTRIES RENEWAL TERM" has the meaning set forth in Schedule.

1.38 "RESTRICTED PARTIES" means Persons who have been denied export privileges or who are otherwise restricted under the U.S.A. Export Administration Regulations or with respect to whom transactions, including but not limited to export and financial transactions, are restricted, pursuant to applicable Trade Restrictions (as defined below) in force from time to time.

1.39     "RJRTC INDEMNIFIED PARTY" has the meaning set forth in Sub-Section 6.8.

1.40 "SKU" means a stock keeping unit designation referring to a particular Cigarette brand style.

1.41 "SPECIFICATIONS" means specifications and standards set by the B.A.T. Customers for their respective Products and Packaging on the Effective Date, and which are consistent with the specifications and manufacturing standards met by B&W immediately prior to the Effective Date, as set forth in the Specifications manuals. Unless changed pursuant to the procedures set forth in this Agreement with respect to the Products and their Packaging, the Parties agree and acknowledge that, once secondary production is moved to RJRTC's North Carolina facilities, Specifications relating to the process of manufacture will be reoriented to reflect different processes in manufacturing and/or quality systems at RJRTC's North Carolina facilities, provided that such new process specifications or specified materials do not alter the Product or Packaging performance or characteristics of the Product or its Packaging discernable to consumers when they interact with the Product or its Packaging, or marketing claims made for the Product prior to the time of reorientation. The Parties acknowledge that, prior to the Effective Date, the Specifications manuals have been provided to and reviewed by RJRTC and that both Parties have a copy of the Specification manuals initialed by the other Party.

1.42 "TERM" means the period in which this Agreement is in effect as defined in Section 4 and, where applicable, each Restricted Countries Renewal Term.

1.43 "TERRITORY" means all countries in the World where any B.A.T. Customers distribute and sell Products, excluding Japan and the U.S.A., as stated on the attached Schedule "B."

1.44 "TOBACCO MATERIAL" means any type or form of tobacco, including tobacco in whole leaf, strip, stem or blended cut filler form, reconstituted tobacco, and including

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tobacco by-products, and tobacco in any type of processed form, whether or not in blended form.

1.45 "TRADEMARK" means any trademark: (a) that at any time is used on or in connection with a Product or (b) that is owned, licensed or controlled by any B.A.T. Customer.

1.46 "TRADE RESTRICTIONS" mean restrictions on trade and dealings with certain countries, Persons or entities, including but not limited to restrictions on exports, imports, sales, and supplies of products, transshipments, and financial transactions imposed pursuant to export controls, trade sanctions and other trade and investment regulations of the U.S.A. and/or any other Governmental Authority outside the U.S.A. in force from time to time.

1.47 "TRADE SECRET" means information and data, including, without limitation, Specifications, that: (a) derive independent economic value, actual or potential, from not being generally known to the public or other Persons who can obtain economic value from their disclosure and use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

1.48 "TSRA" means the U.S.A. Trade Sanctions Reform and Export Enhancement Act of 2000 (Title IX of Pub. L. 106-387).

1.49 "TTB" means The Alcohol & Tobacco Tax and Trade Bureau, an agency of the United States Department of the Treasury.

1.50 "U.S.A." means the District of Columbia, the fifty (50) states of the United States of America, its territories and possessions (including Puerto
Rico), and its military facilities and installations wherever located.

1.51 OTHER DEFINED TERMS. Other terms shall have the defined meanings stated elsewhere in this Agreement.

                                    SECTION 2
                         RESPONSIBILITIES OF THE PARTIES

2.1 APPOINTMENT OF RJRTC FOR MANUFACTURE. Commencing on the Effective Date, and, unless this Agreement is sooner terminated pursuant to its terms and conditions, continuing through Contract Year 2014, RJRTC is hereby appointed as the exclusive U.S. manufacturer of all American-blend Cigarettes which any B.A.T. Customer chooses to have manufactured in the U.S.A. The Parties recognize that each B.A.T. Customer will take into consideration end-market demand, marketing and pricing considerations, and applicable Trade Restrictions with respect to the countries in the Territory in which they distribute and sell Cigarettes in their determination of whether to have (or continue to have) such American-blend Cigarettes manufactured in the U.S.A. For the avoidance of doubt, any B.A.T. Customer may choose to have American-blend Cigarettes

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manufactured by any third Person outside the U.S.A. at any time and at such
B.A.T. Customer's discretion.

If, after Contract Year 2014, a B.A.T. Customer wishes to have American-blend Cigarettes manufactured in the U.S.A. by any entity other than RJRTC, RJRTC shall enjoy the right of first refusal as stated in Sub-Section 4.4 below. For the further avoidance of doubt, the Parties agree and affirm that this Agreement shall only apply with respect to Products intended for distribution and sale in Restricted Countries to the extent that the activities provided hereunder are contemplated under TSRA and are authorized, to the extent necessary, under general or specific licenses issued by the applicable Governmental Authorities. Without limitation to the foregoing, RJRTC's performance of its obligations under this Agreement specifically pertaining to exports to Restricted Countries and other transactions incidental thereto shall at all time be contingent upon the obtaining of Export Licenses, to the extent required.

2.2 RJRTC'S MANUFACTURE OF PRODUCT. Commencing on the Effective Date, RJRTC shall provide Products to the B.A.T. Customers subject to and in accordance with the terms and conditions of this Agreement, including in particular obtaining Export Licenses, as required. RJRTC shall initially manufacture Products in the U.S.A. at its facility in Macon, Georgia. Upon satisfactory consumer testing of Cigarettes manufactured in North Carolina for BATUS Japan, Inc. under a separate contract, RJRTC will move the manufacture of Products under this Agreement to North Carolina. RJRTC agrees to use the same care and to follow the same procedures in transferring the production of Products, commissioning of secondary manufacturing equipment, and internal testing of blended cut filler Tobacco Materials for the movement of production of Products under this Agreement as RJRTC will use for moving manufacturing of Cigarettes for BATUS Japan, Inc; provided, however, the Parties agree that the B.A.T. Customers' consent to the movement of such manufacturing is not required. RJRTC agrees, upon request by any B.A.T. Customer, to supply sample Products manufactured in North Carolina for consumer testing in the Territory at such B.A.T. Customer's expense. Other than the costs and expenses relating to consumer acceptability testing of Products in the Territory as described above, RJRTC shall bear all other costs and expenses (including capital expenditures) incurred in moving manufacturing operations for Products subject to this Agreement from Macon to North Carolina.

2.3      SPECIFICATIONS.

         (a)      ORIGINAL.

                  (i) The B.A.T. Customers have furnished RJRTC with the Specifications for all Products which may be produced by RJRTC for the B.A.T. Customers pursuant to this Agreement.

                  (ii) Promptly after the Effective Date of this Agreement, the Parties shall meet to discuss matters relating to, but not limited to, mutually acceptable manners by which: (1) costs might be controlled and (2) Products might be manufactured using

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processes, process conditions and equipment configurations that have been adopted by RJRTC, subject to the applicable B.A.T. Customer's determination of consumer acceptability.

         (b)      CHANGES PROPOSED BY B.A.T. CUSTOMERS.

                  (i) In accordance with the procedures stated below in clauses (ii) through (iv), RJRTC shall comply with any B.A.T. Customer's reasonable instructions in meeting any new Specifications (the costs of evaluating and implementing any such changes shall be borne by the applicable B.A.T. Customer, subject to such B.A.T. Customer's prior written approval of the budget for expenditure of such costs which approval shall not be unreasonably withheld). If such budgets include capital expenditures which RJRTC requests the applicable B.A.T. Customer to fund, a separate mutually acceptable agreement will be negotiated between RJRTC and the applicable B.A.T. Customer relating to the ownership and/or transfer of such capital improvements.

                  (ii) The Parties shall conduct trials, as appropriate, in order to evaluate the effect of changes in Specifications upon Products, Product pricing and RJRTC's manufacturing environments (the costs of evaluating and implementing any such changes shall be borne by the applicable B.A.T. Customer, subject to such B.A.T. Customer's prior written approval of the budget for expenditure of such costs which approval shall not be unreasonably withheld).

                  (iii) The applicable B.A.T. Customer shall provide written approval for changed Specifications of all Products upon completion of activities, including those set forth in the foregoing clauses (i) and (ii). The applicable B.A.T. Customer shall not be responsible for accepting any quantity of Products for which such B.A.T. Customer has not provided such final approval, unless such B.A.T. Customer has otherwise agreed in writing.

                  (iv) RJRTC shall accept and acknowledge all changed Specifications for which the applicable B.A.T. Customer has provided final approval and provided to RJRTC, provided that RJRTC has determined that it can meet those Specifications.

                  (v) Should mutually agreed changes to Specifications require Product pricing changes, RJRTC and the applicable B.A.T. Customer shall negotiate the applicable pricing changes (both increases and decreases) based on the associated effects of the Specification changes on RJRTC's costs.

         (c)      CHANGES PROPOSED BY RJRTC.

                  (i) RJRTC shall inform all effected B.A.T. Customers of changes in RJRTC's manufacturing operations proposed at any time during the Term which are anticipated to have an effect upon or require modifications to Specifications or upon RJRTC's ability to produce the projected volumes of Products anticipated to be ordered by such B.A.T. Customers (the costs of evaluating and implementing any such changes

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shall be borne by RJRTC, subject to RJRTC's prior written approval of the budget for expenditure of such costs which approval shall not be unreasonably withheld). RJRTC shall provide sufficient advance notice of such proposed changes in manufacturing operations so as to allow all effected B.A.T. Customers commercially reasonable time to evaluate and test the effects of the associated Specification changes on the Products and the Products' consumer acceptability in the Territory.

                  (ii) RJRTC and the B.A.T. Customers shall conduct trials, as appropriate, in order to evaluate the effect of the foregoing changes in Specifications upon Products, Product pricing and RJRTC's manufacturing environments and the Products' consumer acceptability in the Territory (the costs associated with such trials shall be borne by RJRTC, including the costs of sampling and consumer testing as determined necessary by the B.A.T. Customers in the Territory, subject to RJRTC's prior written approval of the budget for expenditure of such costs which approval shall not be unreasonably withheld). The trial, sampling and consumer testing methodology will be determined by mutual agreement of the Parties in accordance with the standard Consumer Product Testing Protocols attached hereto as Schedule "D."

                  (iii) Each applicable B.A.T. Customer shall provide written approval for changed Specifications of all Products upon completion of activities, including those set forth in the foregoing clauses (i) and (ii). B.A.T. Customers shall not be responsible for accepting any quantity of Products for which such B.A.T. Customers have not provided such final approval, unless such B.A.T. Customers have otherwise agreed in writing.

                  (iv) RJRTC shall accept and acknowledge all changed Specifications for which B.A.T. Customers have provided final approval and provided to RJRTC.

                  (v) Should mutually agreed changes to Specifications require Product pricing changes, RJRTC and the applicable B.A.T. Customers shall negotiate the applicable pricing changes (both increases and decreases) based on the associated effects of the Specification changes on RJRTC's costs.

2.4 CONTACT PERSONNEL. Promptly after the Effective Date, both RJRTC and each B.A.T. Customer shall designate primary contact individuals for purposes of this Agreement. Those individuals shall have responsibility for communicating and receiving information regarding all matters that are relevant pursuant to the relationship between RJRTC and the B.A.T. Customers in accordance with this Agreement. RJRTC and each B.A.T. Customer shall promptly notify the other upon the occurrence of a change in the identity of any contact individual of that entity.

2.5 CONFERENCES. Representatives of RJRTC and the B.A.T. Customers shall conduct such conferences (video; telephonic; in person) as they deem necessary to discuss with one another the Products, quality control procedures, and any other matters relating to the activities involving the supply of Products to B.A.T. Customers by RJRTC. All issues

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identified during such conferences shall be immediately evaluated, addressed and remedied as soon as commercially reasonable.

2.6 VISIT AT FACILITIES AND INSPECTION. Representatives of any B.A.T. Customer may, upon reasonable notice and at times reasonably acceptable to RJRTC, visit RJRTC's facilities at which the Products are manufactured. Each B.A.T. Customer shall bear its own expenses with regard to any such visits, unless otherwise agreed upon in writing. If requested by a B.A.T. Customer, RJRTC shall cause appropriate individuals working on the activities relating to this Agreement to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to RJRTC and the B.A.T. Customer. B.A.T. Customers' inspection rights shall include the inspection of the inventory of Products maintained by RJRTC, RJRTC's manufacturing facilities and processes relating to the Products, RJRTC's quality control procedures relating to the Products, and all materials used in the manufacturing and packaging of the Products.

Each B.A.T. Customer shall be responsible for ensuring that its representatives abide by all of RJRTC's rules and regulations with regard to safety, security, personnel matters, computer use and computer network use while at RJRTC's facilities. Each B.A.T. Customer shall inform its representatives that have access to RJRTC's premises of their obligations under this Agreement and shall require its representatives to enter into a confidentiality agreement with RJRTC in a form to be mutually agreed by the Parties. Each B.A.T. Customer shall be responsible for ensuring that all of its visitors to RJRTC's facilities are received and logged through RJRTC's reception area, in accordance with RJRTC's usual practice. Each B.A.T. Customer shall also be responsible for ensuring that its representatives and visitors refrain from actions and conduct that materially interfere with RJRTC's business and operations and shall instruct its representatives and visitors not to conduct unauthorized activities on RJRTC's facilities.

2.7 INITIAL FORECAST. Promptly after the Effective Date of this Agreement, each B.A.T. Customer shall provide RJRTC with a forecast (by SKU) that provides a projection for volumes for the various Products that the B.A.T. Customer may require RJRTC to manufacture and supply during the period immediately following the Effective Date through the end of Contract Year 2005.

2.8      SUBSEQUENT ANNUAL FORECASTS. [Intentionally Left Blank.]

2.9 PERIODIC FORECASTS. Promptly after providing its initial forecast in accordance with Sub-Section 2.7, each B.A.T. Customer shall begin providing RJRTC on a monthly basis with rolling eighteen (18) month forecasts (by SKU) that provide projections for volumes of the various Products for which the B.A.T. Customer expects to place Purchase Orders during the period covered by such monthly forecasts. Any and all forecasts supplied are non-binding and will be supplied for purposes of general planning of capacities, inventories, etc.

2.10 PURCHASE OF MATERIALS. RJRTC shall use raw materials (including, but not limited to, Tobacco Materials, Non-Tobacco Components, and Packaging materials) that are obtained from sources and suppliers selected by RJRTC, which sources and suppliers must be approved by the B.A.T. Customers, such approval not to be withheld, conditioned or delayed unless the B.A.T. Customers can reasonably demonstrate that RJRTC's selected source(s) or supplier(s) do not at the time of selection meet the applicable Specifications. Notwithstanding the foregoing, the Parties agree that if any particular source or supplier selected by RJRTC has been approved by BATUS Japan, Inc. under separate contract, such source or supplier shall be deemed approved by the B.A.T. Customers for purposes of this Agreement. Unless otherwise agreed upon in writing, RJRTC shall be solely responsible for ordering, receiving, storing, maintaining, using, paying for (including the payment of all import duties, fees and internal revenue taxes, if applicable) and disposing of all raw materials.

2.11 INVENTORY. RJRTC and the B.A.T. Customers may agree in writing to the levels of inventory for all required raw materials that RJRTC will be responsible for having on hand to fulfill forecasted Purchase Orders.

2.12 SHARING OF INFORMATION. RJRTC and the B.A.T. Customers shall cooperate with one another (and relevant third Persons) in order to ensure that each is provided with relevant information regarding the physical and chemical properties (including toxicological information) of raw materials, equipment, process conditions, processes or treatment conditions that RJRTC may employ when producing Products for the B.A.T. Customers. If requested by a B.A.T. Customer, RJRTC shall provide samples of raw materials, at the times and in the amounts requested, to the B.A.T. Customer or an Affiliate designee for testing and evaluation. Any change to raw material, type of equipment (routine/preventive maintenance and ordinary wear and tear excepted), processes, process conditions, or treatment conditions that RJRTC may employ when producing Products for a B.A.T. Customer must be approved by the B.A.T. Customer prior to implementation of the change by RJRTC.

2.13     CIGARETTE PACKAGING, CARTON AND CASE MARKINGS.

         (a) MARKINGS. Every Cigarette Package, Carton and Case produced by RJRTC for the B.A.T. Customers shall bear such markings as required by: (i) the applicable laws and regulations of the U.S.A. for exported Products; (ii) the applicable laws and regulations of the jurisdiction in the Territory in which the Products are to be sold at retail; and (iii) the Specifications.

         (b) LIMITATIONS. Except as set forth in Sub-Section 2.13(a) or otherwise mutually agreed in writing, RJRTC shall not be obligated to produce (and the B.A.T. Customers shall not be obligated to accept as conforming) Products with markings on the Packaging, Carton or Case identifying RJRTC or an Affiliate of RJRTC as the corporate source of the Products.

2.14 REVENUE STAMPS. Each B.A.T. Customer shall be responsible for obtaining any and all revenue and non-revenue closures, stamps or other similar devices required by any jurisdiction through which Products are to be transhipped, or in which Products are distributed and sold at retail. Such closures or stamps shall, where relevant, be delivered to RJRTC or any other Person nominated by RJRTC, together with directions describing the placement and orientation of the closures or stamps on the Cigarette Packaging, and if appropriate, the Cartons, in a timely manner so as not to delay or interfere with the production and packaging of Products by RJRTC. RJRTC shall ensure that the closures or stamps are prepared and affixed to the Cigarette Packaging, and if appropriate, the Cartons, in accordance with the directions provided by the applicable B.A.T. Customer describing the placement and orientation of the closures or stamps.

Promptly after the Effective Date of this Agreement, RJRTC and the B.A.T. Customers shall agree and adhere to a written policy to supply sufficient quantities of the closures or stamps in a timely manner and to maximize the efficient utilization of the closures or stamps once supplied. The policy shall include, but not be limited to, appropriate waste targets, reconciliation and reclaim procedures, and reconciliation payments, taking into account the revenue and non-revenue nature of the closures or stamps and the requirements of the jurisdiction in which such Products are to be transhipped, or in which Products are distributed and sold at retail. For the avoidance of doubt, the policy once agreed and signed by RJRTC and the B.A.T. Customers shall be incorporated as a material term of this Agreement.

2.15 PURCHASE ORDERS AND PRODUCTION SCHEDULES. The B.A.T. Customers shall place with RJRTC from time to time such Purchase Orders for Products that each such B.A.T. Customer desires to order. The applicable B.A.T. Customer shall provide (or reference) to RJRTC the Specifications for each of the Products ordered pursuant to a Purchase Order. RJRTC shall schedule production of Products based on forecasts provided by the B.A.T. Customer and Purchase Orders placed by the B.A.T. Customer. Each Purchase Order which requires normal ocean freight shipment shall contain instructions for each delivery that specify mode of transport to the Territory and a requested delivery date of the Products "across the ship's rail," port of export (or if air freight delivery is required in the applicable Purchase Order, at the fuselage of the aircraft) that shall not be less than forty-two (42) calendar days from RJRTC's receipt of the Purchase Order.

2.16 PRODUCTION ACTIVITIES. RJRTC shall acknowledge receipt of each Purchase Order within three (3) business days of RJRTC's receipt of such Purchase Order. RJRTC shall promptly inform the applicable B.A.T. Customer of RJRTC's schedule for production and delivery of ordered Products "across the ship's rail," port of export or, if air freight delivery is required by the B.A.T. Customer in the applicable Purchase Order, at the fuselage of the aircraft. If RJRTC determines that it cannot fill any portion of the Purchase Order by the requested delivery date(s), the applicable B.A.T. Customer shall be notified in writing within three (3) business days of RJRTC's receipt of the Purchase Order. RJRTC's notice shall include a proposed alternative delivery date(s) for the Products (or any portion thereof) subject to the Purchase Order. In such cases, RJRTC and the B.A.T. Customer will negotiate a revised delivery date(s) agreeable to both entities and shall confirm such final agreed delivery date(s) in writing. If an alternative delivery date(s) acceptable to the applicable B.A.T. Customer cannot be agreed using normal transport as defined in Sub-Section 2.17(a), RJRTC will be obligated to fill the Purchase Order (or the applicable portion of the Purchase Order) on a date that is acceptable to the B.A.T. Customer pursuant to the air freight remedy specified in Sub-Section 2.17(c). If no notice is given by RJRTC in accordance with this Sub-Section 2.16, the original delivery date(s) stated in the Purchase Order shall become a firm delivery date(s) by which RJRTC must deliver the Products subject to the Purchase Order "across the ship's rail," port of export or, if air freight delivery is required by the B.A.T. Customer in the applicable Purchase Order, at the fuselage of the aircraft. RJRTC shall produce and deliver to the applicable B.A.T. Customer the amount of ordered Products within the time period set forth in the applicable Purchase Order (unless modified as stated above), and such Products shall meet the B.A.T. Customer's Specifications.

From time to time, Letters of Credit must be secured by a B.A.T. Customer from its customer(s) prior to shipment of Product. RJRTC will be notified in such circumstances if a delay in shipment may be caused by the credit approval process. If such a delay occurs, the firm delivery date(s) will be extended to accommodate for such delay and a revised firm delivery date(s) shall be agreed and confirmed in writing between RJRTC and the B.A.T. Customer. Subject to the applicable storage charges set forth in the International Order Policies & Customer Responsibilities (included in Exhibit "A"), RJRTC will store the applicable Products and ship such Products after the credit approval process is completed.

Notwithstanding the foregoing of this Sub-Section 2.16, RJRTC shall have the right to accept or reject, in whole or in part, any Purchase Order placed by a B.A.T. Customer, in the event that: (a) the Purchase Order would require RJRTC to possess materials in inventory for production of Products in excess of the inventory levels agree to pursuant to Sub-Section 2.11 and RJRTC does not otherwise possess inventory levels sufficient to fulfill the Purchase Order (RJRTC's right of rejection shall apply only to the extent that such inventory levels are unavailable and the remainder of the Purchase Order shall be filled);
(b) RJRTC is not prepared to manufacture Product due to a change in Specifications by the applicable B.A.T. Customer, if such changes have not been previously agreed to by RJRTC and the B.A.T. Customer, (c) the production of Product would be, in RJRTC's good faith belief based on credible evidence, in violation of the law of a relevant Governmental Authority, or (d) a Force Majeure event has occurred.

2.17 DELIVERY AND SHIPMENT; REMEDIES FOR FAILURE TO DELIVER BY AGREED DELIVERY DATES.

         (a) SHIPPING INSTRUCTIONS. Following the manufacture of Products, and subject to obtaining all required Export Licenses in accordance with Schedule "C" (if any), RJRTC shall effect delivery of all Products "across the ship's rail," port of export or, if air freight delivery is required by the applicable B.A.T. Customer in the Purchase Order, at the fuselage of the aircraft, by the delivery date(s) required in the governing Purchase Orders or the agreed firm delivery date(s) (if modified pursuant to Sub-Section

2.16).   RJRTC shall ship Products on a first in/first out basis as determined by the date of manufacture and shall ship and deliver Products in the manner prescribed in any instructions that the B.A.T. Customer famishes; provided, that all Products must be shipped using shipping terms that require RJRTC to control the Products until delivered to a location Outside the Jurisdiction of the U.S.A.; and for avoidance of doubt, risk of loss to Products shall pass to the applicable B.A.T. Customer once the Products pass Outside the Jurisdiction of the U.S.A. With respect to all shipping, export and other documents prepared by or for third Persons, INCOTERMS 2000 shipping terms may be used to the extent required (e.g., FOB named vessel at U.S.A. port of shipment). As between RJRTC and the applicable B.A.T. Customer, use of such INCOTERMS 2000 shipping terms shall not alter the express provisions of this Agreement. Products shall be shipped by reputable commercial common carriers selected and contracted by the applicable B.A.T. Customer for shipping the Products Outside the Jurisdiction of the U.S.A. RJRTC shall arrange for shipment and delivery through its freight forwarder and prepare all necessary shipping documentation relating to the Products, contact the applicable B.A.T. Customer for routing instructions, and be responsible for arranging loading. Such shipping documentation shall comply with all U.S.A. legal requirements, as well as the legal requirements of the country of destination (inspections, certificates of origin, etc.). RJRTC shall be listed as shipper of the Products on corresponding export bills of lading, as well as the Principal Party in Interest for export declaration reporting purposes. The applicable B.A.T. Customer will assist RJRTC in obtaining copies of all documents evidencing proof of export of Products within sixty (60) calendar days of the passage of risk of loss. If the B.A.T. Customer is unable to provide such proof of export, that B.A.T. Customer will reimburse RJRTC for any excise taxes assessed by a Governmental Authority and paid by RJRTC as a result of such transactions. RJRTC will provide documentary evidence of such payment and will assist the B.A.T. Customer in any effort made to contest the assessment of such excise taxes.

         (b) TRANSPORT. RJRTC shall be responsible for proper packing of the Products for shipment in accordance with the applicable B.A.T. Customer's directions. Such packing shall be adequate for normal transport conditions for export so as to prevent damage and/or deterioration of Products prior to reaching their ultimate destination. The applicable B.A.T. Customer shall pay all costs (including insurance costs) relating to the ocean shipment or air freight shipment (if requested by the B.A.T. Customer in the applicable Purchase Order) of the Products. Further, the Product invoice prices payable by the B.A.T. Customer shall include overland shipping charges and associated insurance costs to the port of export in accordance with Schedule "A." Ocean freight or air freight shipping charges and associated insurance costs shall be paid by the applicable B.A.T. Customer.

         (c) AIR FREIGHT REMEDY FOR FAILURE TO DELIVER PRODUCTS MEETING THE APPLICABLE SPECIFICATIONS WITHIN THE DELIVERY GRACE PERIOD. In accordance with the procedures stated in Sub-Section 2.16, final agreed firm delivery dates for Products "across the ship's rail," port of export (or, if air freight delivery is required by the applicable B.A.T. Customer in the Purchase Order, at the fuselage of the aircraft) shall be established for Products supplied under each Purchase Order issued by a B.A.T.

Customer. Absent delays caused by the applicable B.A.T. Customer's failure to fulfill its obligations under this Agreement or an intervening Force Majeure event as defined in Sub-Section 7.4, RJRTC shall be responsible for delivery of Products meeting the applicable Specifications by the final agreed firm delivery dates. Should RJRTC be unable to deliver some or all of the Products by any such firm delivery date, RJRTC must remedy its delay so as to deliver those Products at the port of export within seven (7) calendar days of such firm delivery date (the "Delivery Grace Period"). If RJRTC cannot meet its delivery requirements within the Delivery Grace Period, RJRTC shall be required to arrange for air freight shipment of those Products to the applicable B.A.T. Customer in the country in the Territory where the Products are to be sold at retail. In such circumstances, the B.A.T. Customer shall be responsible for payment of only such shipping and insurance costs as would have been incurred had RJRTC been able to deliver the Products by the agreed firm delivery date using normal ocean freight shipment. RJRTC shall be responsible for payment of the difference between those costs and the air freight shipping and insurance costs actually incurred.

         (d) MATERIAL BREACH OF CONTRACT FOR FAILURE TO MEET REQUIRED ON TIME/IN FULL DELIVERY PERCENTAGE. RJRTC must maintain at least an eighty percent (80%) On Time/In Full Delivery Percentage based on a rolling twelve (12) month assessment period for all Products ordered by all B.A.T. Customers under this Agreement. RJRTC's failure to maintain an eighty percent (80%) On Time/In Full Delivery Percentage based on a rolling twelve (12) month assessment period shall constitute material breach of contract by RJRTC, entitling (but not requiring) the B.A.T. Customers to terminate the entire Agreement for cause without allowing the cure period provided for other material breaches of contract as provided in Sub-Section 4.2(c)(iv). The B.A.T. Customers must invoke their termination rights by written notice to RJRTC within ninety (90) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach. Further, after notice of termination is given, the termination of the Agreement shall become effective one (1) year from the date of the B.A.T. Customers' notice. During such one (1) year period, RJRTC shall continue to manufacture Products pursuant to Purchase Orders placed by B.A.T. Customers, if any.

2.18 CONTINGENCY MANUFACTURING PLANS; ALTERNATIVE SOURCE OF SUPPLY. Immediately after the Effective Date of this Agreement, or as soon thereafter as practical, RJRTC shall disclose to the B.A.T. Customers any contingency manufacturing plans which have been prepared or entered by RJRTC to ensure that Products can be manufactured and supplied to the B.A.T. Customers in accordance with this Agreement should RJRTC suffer a loss or damage to its manufacturing facilities or any other interruption to, or interference with, RJRTC's ability to manufacture Products. Further, in the event that during the Term of this Agreement, RJRTC becomes unable to provide Product to the B.A.T. Customers in accordance with the terms and conditions of this Agreement and in accordance with the volumes placed by such B.A.T. Customers through their Purchase Orders, then RJRTC shall cooperate with the B.A.T. Customers towards arranging an alternative supply of Product as quickly as possible and always in compliance with applicable Trade Restrictions.

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2.19     TITLE AND RISK. In accordance with Sub-Section 2.17(a), risk of loss to
Products shall pass to the applicable B.A.T. Customer once the Products pass Outside the Jurisdiction of the U.S.A. Title to Products shall likewise transfer to the applicable B.A.T. Customer once the Products pass Outside the Jurisdiction of the U.S.A. and the B.A.T. Customer shall own the Products free and clear of any liens, claims, security interest or other encumbrances of any nature.

2.20 ADDITIONAL SERVICES. Upon written request by a B.A.T. Customer, RJRTC may, at RJRTC's sole discretion, provide certain additional services subject always to compliance with applicable laws, including but not limited to Trade Restrictions. RJRTC and the applicable B.A.T. Customer shall negotiate in good faith towards arriving at a separate agreement setting forth terms and conditions by which RJRTC shall provide such services for the applicable B.A.T. Customer, and by which such B.A.T. Customer shall pay RJRTC for such services.

                                    SECTION 3
                                COMMERCIAL TERMS

3.1      PRICING.

         (a) PRODUCT BASE PRICING THROUGH CONTRACT YEAR 2004. For Products manufactured pursuant to Purchase Orders issued by a B.A.T. Customer between the Effective Date and the end of Contract Year 2004, RJRTC shall charge and the applicable B.A.T. Customer shall pay the Product Base Prices established in Schedule "A." The additional ancillary expenses and charges identified in the International Order Policies & Customer Responsibilities included in Exhibit "A" shall also be chargeable by RJRTC. In addition, RJRTC shall be allowed to recover and the B.A.T. Customers shall pay the actual costs incurred by RJRTC resulting from any new fees, duties, taxes, and/or levies that are not in existence or imposed as of the Effective Date of this Agreement by any Governmental Authority applicable to RJRTC's manufacture in the U.S.A. and/or export of Product to the Territory.

         (b) PRODUCT PRICING INCREASES AND DECREASES FOR CONTRACT YEAR 2005 THROUGH CONTRACT YEAR 2009. For Contract Year 2005 through Contract Year 2009, the prices chargeable for Products manufactured under this Agreement shall increase or decrease, as the case may be, over or under the prices chargeable in the immediately preceding Contract Year by the percentage change in: (i) the PPI in effect for September of the immediately preceding Contract Year over (ii) the PPI in effect for September of the Contract Year prior to the immediately preceding Contract Year. Notwithstanding the foregoing, and regardless of the actual change in PPI over the applicable period, Product price increases or decreases shall be capped at six percent (6.0%) from those charged in the immediately preceding Contract Year. By way of example only, and subject to the six percent (6.0%) cap stated above, the Product prices chargeable for Contract Year 2006 shall increase or decrease from the prices in effect for Contract Year 2005 by the percentage increase or decrease in PPI between September 2004 and September 2005.

In addition to the foregoing, RJRTC shall be allowed to recover and the B.A.T. Customers shall pay the actual costs incurred by RJRTC resulting from any new fees, duties, taxes, and/or levies that are not in existence or imposed as of the Effective Date of this Agreement by any Governmental Authority applicable to RJRTC's manufacture in the U.S.A. and/or export of Product to the Territory.

Once Product pricing is established for a Contract Year, RJRTC shall prepare and RJRTC and the B.A.T. Customers shall execute a revised Schedule "A" governing the Product pricing for the Contract Year in question which shall automatically be incorporated into this Agreement without further action by RJRTC or the B.A.T. Customers.

         (c) PRODUCT PRICING FOR EACH CONTRACT YEAR DURING THE REMAINDER OF THE TERM. Product pricing applicable for Contract Year 2010 and for each Contract Year thereafter shall be equal to RJRTC's costs of manufacturing the Products subject to this Agreement in the immediately preceding Contract Year, plus a profit margin of ten percent (10%). Product manufacturing costs shall be calculated for each Product SKU which may be ordered by a B.A.T. Customer and shall be based on the manufacturing costing methodology which is attached hereto as Schedule "E."

Discussions regarding Product pricing shall commence no later than September 1st of the Contract Year immediately preceding the Contract Year at issue. At that time, the B.A.T. Customers shall be provided with RJRTC's calculation and analysis of Product manufacturing costs for the immediately preceding Contract Year and the B.A.T. Customers shall be provided access to all data, records, and information upon which RJRTC's calculation of Product costs are based. Subject to the standard manufacturing costing methodology, RJRTC and the B.A.T. Customers shall act in good faith to agree upon Product pricing for the next Contract Year. If Product pricing cannot be agreed upon prior to the commencement of the Contract Year at issue, the prices applicable during the immediately preceding Contract Year shall remain in place until agreement on modified pricing can be finalized. Notwithstanding the foregoing, if revised Product pricing cannot be agreed on prior to March 1st of the Contract Year at issue, if not already invoked, the issue shall be submitted to the dispute resolution procedures provided in Sub-Section 7.7.

Once Product pricing is established for a Contract Year, RJRTC shall prepare and RJRTC and the B.A.T. Customers shall execute a revised Schedule "A" governing the Product pricing for the Contract Year in question which shall automatically be incorporated into this Agreement without further action by RJRTC or the B.A.T. Customers. Unless otherwise mutually agreed, such revised Product pricing will be retroactive to all Products manufactured pursuant to Purchase Orders issued since January 1st of the Contract Year at issue. RJRTC and the applicable B.A.T. Customers shall reconcile all payments made for Purchase Orders issued between January 1st of the Contract Year in question and the date of execution of the revised Schedule "A" and any required payment will be made by the paying entity to the other within thirty (30) calendar days of the completion of such reconciliation.

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3.2      INVOICES. RJRTC shall invoice each B.A.T. Customer upon shipment of
Products from RJRTC's manufacturing facilities. The applicable B.A.T. Customer's obligation to make payment shall accrue once title and risk of loss to the Products pass to such B.A.T. Customer. Such invoices shall be due and payable by the applicable B.A.T. Customer within thirty (30) calendar days from the date of RJRTC's invoice.

3.3 PAYMENTS. All payments by B.A.T. Customers to RJRTC shall be by wire transfer of funds to RJRTC's bank account (or accounts) as clearly designated from time to time in RJRTC's invoice, or as otherwise specified by RJRTC and agreed upon by the Parties. RJRTC's current payment instructions are set forth in Schedule "F" of this Agreement. All payments made by a B.A.T. Customer to RJRTC shall be in U.S.A. Dollars. Payments by a B.A.T. Customer to RJRTC in accordance with Sub-Section 3.2 are without prejudice to any rights the B.A.T. Customer may have for any reason whatsoever, and any liability of RJRTC for breach of this Agreement shall not be terminated or reduced by reason of such payment.

3.4 REJECTED PRODUCTS. RJRTC shall ensure that the Products it manufactures for each B.A.T. Customer comply with the Specifications of such B.A.T. Customer as have been confirmed between RJRTC and the B.A.T. Customer and with all Packaging, Carton and Case marking requirements as provided hereunder. A B.A.T. Customer may reject any Product that, as of the time the Product passes "across the ship's rail," does not comply with the applicable Specifications and/or Packaging, Carton or Case marking requirements as are current upon manufacture within one hundred and twenty (120) calendar days after arrival of the Products in the country in the Territory in which the Products are to be sold at retail. In such case, the B.A.T. Customer's written notice of rejection to RJRTC shall state in commercially reasonable detail the Products which the B.A.T. Customer deems non-compliant, the Purchase Order pursuant to which those Products were manufactured and the Specification defects and/or Packaging, Carton or Case marking requirements which the B.A.T. Customer believes were not fulfilled. The B.A.T. Customer shall bear the burden to demonstrate Product non-compliance as of the time the Product passes "across the ship's rail." Within ten (10) business days of receipt of a notice of rejection, RJRTC may contest such rejection and provide documentation and other evidence relating to the quality assurance measures taken with respect to the rejected Products and any other matters relating to the compliance of the Products at issue. Thereafter, RJRTC and the applicable B.A.T. Customer shall confer in good faith to resolve the controversy.

If any Product is finally deemed to be non-compliant, such non-compliant Product will be, at RJRTC's option and expense, either returned to RJRTC or destroyed. If returned to RJRTC in the U.S.A., the applicable B.A.T. Customer shall provide necessary reference information to allow RJRTC to receive such returned Product without being required to incur the expense of applicable U.S.A. customs duties or U.S.A. excise taxes.

In the event of any such rejection, RJRTC shall replace such non-complying Products with complying Products as soon as possible at no additional charge to the applicable B.A.T Customer, and subject to and in compliance with the terms of any applicable Export Licenses. RJRTC shall bear all reasonable costs incurred by the applicable

B.A.T. Customer in inspecting and disposing of or returning the non-complying Products, as well as the full costs of shipping complying Products to the country in the Territory where to Products are to be sold via air freight shipment, including applicable insurance. If non-complying Product returned to RJRTC is destroyed by RJRTC, RJRTC will provide documentary evidence of such destruction to the applicable B.A.T. Customer.

3.5 AUDIT RIGHTS OF THE B.A.T. CUSTOMERS. RJRTC shall maintain accurate and complete records including, but not limited to, correspondence, instructions, receipts, quality assurances records, Specifications, Purchase Orders, Non-Tobacco Component and Tobacco Material procurement records, warehousing records and cost data, export records, transportation records and cost data, other manufacturing cost records and data, and similar documents and data relating to the B.A.T. Customers' order and receipt of Products from RJRTC and RJRTC's production and delivery of Products for the B.A.T. Customers. RJRTC shall keep such records in sufficient detail to enable the B.A.T. Customers to determine or verify raw materials inventories, process conditions and quality controls for Products supplied pursuant to each Purchase Order. The B.A.T. Customers shall likewise have the right to review and audit RJRTC's records relating to projected and actual Product costing increases or decreases derived from changes in Specifications made pursuant to the procedures set forth above in Sub-Section 2.3. Further, commencing with Contract Year 2009, the B.A.T. Customers shall have the right to review and audit such records so as to analyze and verify all manufacturing costing calculations generated by RJRTC with respect to the determination of Product pricing for Contract Year 2010 and for each Contract Year thereafter.

RJRTC shall keep such records for a period of time as determined by its normal document retention policies, but in any event not less than eighteen (18) months after the date of the transaction to which those records relate, or longer if required by law. RJRTC shall permit BATUKE and the other B.A.T. Customers to examine RJRTC's records and its facilities from time to time (during regular business hours and upon not less than five (5) business days written notice) to the extent necessary for the B.A.T. Customers to make the foregoing determinations and verifications, and such examination shall be made at the expense of the B.A.T. Customers either by their employees (or those of their Affiliates) or by an independent auditor appointed by the B.A.T. Customers who shall report to the B.A.T. Customers those matters associated with such examination.

3.6 AUDIT RIGHTS OF RJRTC. Each B.A.T. Customer shall maintain (or cause to be maintained) accurate and complete records including, but not limited to, those relating to the ordering, exportation, transport, handling, importation, receipt, inspection, storage and distribution of Products manufactured under this Agreement. Each B.A.T. Customer shall keep such records in sufficient detail to enable RJRTC to evaluate, determine or verify any claim by a B.A.T. Customer that Products do not meet Specifications or are not delivered On Time/In Full. Each B.A.T. Customer shall keep such records for a period of time as determined by its normal document retention policies, but in any event not less than eighteen (18) months after the date of the transaction to which those records relate, or longer if required by law. Each B.A.T. Customer shall permit RJRTC to examine the B.A.T. Customer's records from time to time (during regular business hours

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and upon not less than five (5) business days written notice) to the extent necessary for RJRTC to make the foregoing evaluations, determinations and verifications, and such examination shall be made at the expense of RJRTC either by its employees (or those of its Affiliates) or by an independent auditor appointed by RJRTC who shall report to RJRTC those matters associated with such examination.

3.7 INSURANCE AND TRANSPORTATION COSTS. Costs of insurance and transport shall be paid in accordance with Sub-Section 2.17. Further, each B.A.T. Customer shall be responsible for all customs duties, excise taxes, and like fees and expenses due as a result of import of Products to the appropriate jurisdiction within the Territory.

                                    SECTION 4
                TERM, GENERAL TERMINATION, RIGHT OF FIRST REFUSAL

4.1 TERM OF THE AGREEMENT. This Agreement shall be effective upon the Effective Date and, unless sooner terminated by either Party pursuant to its terms and conditions, shall remain in effect until December 31, 2014. Thereafter, the Agreement will automatically extend for successive Contract Years until terminated by either Party pursuant to its terms and conditions. With not less than twelve (12) months' prior written notice, RJRTC or the B.A.T. Customers may terminate this Agreement without cause and at their discretion as of December 31, 2014, or upon any December 31st thereafter. Notwithstanding the foregoing, the Term of this Agreement with regard to Products manufactured for distribution in Restricted Countries shall be subject to the additional provisions stated in Schedule "C" and the definition of "Restricted Countries Renewal Term" provided therein.

4.2      GENERAL TERMINATION.

         (a) MUTUAL. The Parties may mutually agree in writing at any time to terminate this Agreement.

         (b) BY BATUKE. The B.A.T. Customers shall have those rights of termination for cause as provided in Sub-Section 2.17(d).

         (c) BY EITHER PARTY. Either Party may terminate this Agreement at any time upon written notice to the other if:

                  (i) Voluntary bankruptcy or a petition for involuntary bankruptcy of the other Party is not dismissed within a period of sixty (60) calendar days of its filing, in which case the termination shall become effective immediately upon the non-terminating Party's receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice;

                  (ii) The other Party ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of its creditors, in which case the termination shall become effective immediately upon the non-terminating

Party's receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice;

                  (iii) A receiver is appointed for the other Party or its property, in which case the termination shall become effective immediately upon the non-terminating Party's receipt of notice of termination from the terminating Party or at such later date as specified in the termination notice; or

                  (iv) The other Party is in material breach of any material term of this Agreement and the breaching Party fails to cure such breach within thirty (30) calendar days of receipt of notice of breach from the other Party, or if such breach is not reasonably capable of cure within such thirty (30) calendar day period, such breaching Party fails to cure the breach within ninety
(90) calendar days of receipt of notice of breach from the other Party. The terminating Party must invoke its rights of termination under this Sub-Section 4.2(c)(iv) by written notice to the breaching Party within thirty (30) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach. Further, after notice of termination is given, the termination of the Agreement shall become effective one (1) year from the date of the termination notice. During such one (1) year period, RJRTC shall continue to manufacture Products pursuant to Purchase Orders placed by B.A.T. Customers, if any, and subject to the terms and conditions of this Agreement.

4.3      EFFECT OF TERMINATION.

         (a) ACTIONS BY RJRTC. Upon termination of this Agreement, RJRTC shall:

                  (i) Deliver to the B.A.T. Customers or their designees all raw materials, finished Products, and/or specialized manufacturing equipment that have been, or must be, paid for by each such B.A.T. Customer in accordance with this Agreement;

                  (ii) Execute all documents and take all actions reasonably necessary to enable each B.A.T. Customer to carry out its obligations to customers, and make commercially reasonable efforts to cooperate with each B.A.T. Customer in making the necessary transition;

                  (iii) Make commercially reasonable efforts to cooperate with each B.A.T. Customer in the preparation of a final accounting; and

                  (iv) Stop producing Product, except as RJRTC and the B.A.T. Customers may agree at the time in writing.

         (b) ACTIONS BY THE B.A.T. CUSTOMERS. Upon the effective date of termination of this Agreement, each B.A.T. Customer shall promptly pay RJRTC for such Products in accordance with Sub-Section 3.1, together with any other amounts that are due and owing by each such B.A.T. Customer to RJRTC. Each B.A.T. Customer also shall promptly pay RJRTC for such unique raw materials that RJRTC has purchased to produce Products for such B.A.T. Customer and such raw materials shall be shipped to the applicable B.A.T. Customer or its designee at the B.A.T. Customer's expense. If a written agreement for reimbursement of identified capital costs exists between RJRTC and any B.A.T. Customer, the applicable B.A.T. Customer also shall promptly pay RJRTC for such identified capital expenditures and commitments that RJRTC has made on behalf of such B.A.T. Customer and for which RJRTC has not been paid as of the effective date of termination. Upon such payment, title to any equipment which has been paid for by the B.A.T. Customer shall transfer to the B.A.T. Customer and shall be shipped to such B.A.T. Customer or its designee at such B.A.T. Customer's expense.

         (c) WIND-UP PAYMENTS BY THE B.A.T. CUSTOMERS. Upon the effective date of any termination of this Agreement by the B.A.T. Customers, then RJRTC shall be reimbursed by each B.A.T. Customer for all reasonable costs incurred and non-cancelable commitments made in the performance of this Agreement for which such B.A.T. Customers have expressly agreed in writing to be responsible. In such an event, RJRTC shall take steps to minimize any amount for which any B.A.T. Customer may be responsible.

4.4      RIGHT OF FIRST REFUSAL.

         (a) GRANT OF RIGHT OF FIRST REFUSAL. Commencing January 1, 2015, and for so long as B.A.T. or any of its present or future Affiliates maintains at least a twenty-five percent (25%) ownership interest in RAI or any entity which owns RAI, should any B.A.T. Customer wish to have American-blend Cigarettes manufactured in the U.S.A., RJRTC shall have a right of first refusal to manufacture the requested American-blend Cigarettes in the U.S.A. pursuant to the procedures provided in Sub-Section 4.4(b) below.

         (b) PROCEDURES GOVERNING RIGHT OF FIRST REFUSAL. During the period that RJRTC's right of first refusal remains in effect, should any B.A.T. Customer wish to have American-blend Cigarettes manufactured in the U.S.A.:

                  (i) The applicable B.A.T. Customer first shall offer RJRTC the opportunity to manufacture the American-blend Cigarettes by providing RJRTC with a written proposal setting forth, at a minimum: (1) the Specifications for the American-blend Cigarettes and Packaging; (2) the anticipated quantities of the American-blend Cigarettes to be ordered during the then-present calendar year and the next calendar year; and (3) the anticipated dates on which Purchase Orders would be placed for such American-blend Cigarettes during the first six (6) months of manufacture and the anticipated quantities for each such Purchase Order.

                  (ii) Within fifteen (15) calendar days of RJRTC's receipt of the B.A.T. Customer's written proposal, RJRTC shall indicate whether its wishes to enter negotiations regarding such manufacture of the American-blend Cigarettes at issue. If RJRTC declines to enter negotiations for the manufacture of such American-blend Cigarettes, the B.A.T. Customer may have the American-blend Cigarettes manufactured by any third Person, free from RJRTC's right of first refusal. If RJRTC indicates a desire to negotiate, RJRTC and the B.A.T. Customer shall enter an exclusive negotiation period of sixty (60) calendar days from the first negotiation session regarding the manufacture of the American-blend Cigarettes. Such exclusive period of negotiations may be extended by mutual written agreement of RJRTC and the applicable B.A.T. Customer. RJRTC and the B.A.T. Customer shall negotiate in good faith at reasonable times and with reasonable frequency in Winston-Salem, North Carolina or in another mutually agreeable location.

                  (iii) If RJRTC and the B.A.T. Customer cannot reach agreement during the exclusive negotiation period, the B.A.T. Customer shall be free to negotiate with any third Person regarding manufacture of such American-blend Cigarettes.

                  (iv) If the B.A.T. Customer reaches a tentative agreement with such third Person, before entering a binding agreement, the B.A.T. Customer shall provide a copy of the tentative agreement to RJRTC and, if the terms referred to in Sub-Section 4.4(b)(i)-(ii) above shall not have changed, RJRTC shall have fifteen (15) calendar days from its receipt of the tentative agreement to indicate whether it is willing to enter into an agreement identical in all material respects to the tentative agreement, or, if the terms referred to in Sub-Section 4.4(b)(i)-(ii) above have changed, RJRTC shall have thirty
(30) calendar days from its receipt of the tentative agreement to indicate whether it is willing enter into an agreement identical in all material respects to the tentative agreement.

                  (v) If RJRTC chooses not to enter an agreement for the manufacture of the American-blend Cigarettes at issue as stated in Sub-Section 4.4(b)(iv), the applicable B.A.T. Customer may enter the binding agreement with the third Person. If such B.A.T. Customer enters into a binding agreement with such third Person, the B.A.T. Customer shall not agree to any material amendment of that agreement for a period of two (2) years from the effective date of the agreement, other than the termination of the binding agreement for the purpose of moving the manufacture of the applicable American-blend Cigarettes outside the U.S.A.

                  (vi) Upon the expiration or termination of any binding agreement entered with a third Person pursuant to the procedures stated above, the applicable B.A.T. Customer shall be free to enter subsequent agreements for the manufacture of the American-blend Cigarettes at issue with that third Person free from RJRTC's rights of first refusal granted under this Sub-Section 4.4. However, upon such expiration or termination, should the B.A.T. Customer wish to seek an alternative third Person to manufacture the American-blend Cigarettes in the U.S.A., RJRTC's right of first refusal shall again be initiated and the procedures set forth above will again be followed.

4.5 OTHER AGREEMENTS. Non-renewal or termination of this Agreement for any reason shall have no legal effect upon other projects, activities, collaborations, commercial arrangements or service arrangements that RJRTC and any B.A.T. Customer may have with one another.

4.6      EFFECT OF NON-RENEWAL OR TERMINATION. Subject to the provisions of Sub-
Section 4.7 and Schedule "C," if either the B.A.T. Customers or RJRTC choose not to

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renew or terminate this Agreement as provided in this Section 4, this Agreement will be of no further force and effect, and except as set forth in Sub-Sections
4.3 and 4.4, there will be no liability or obligation on the part of either Party to the other. Non-renewal or termination of this Agreement does not impair or extinguish any accrued right, obligation or liability that a Party hereto may have under this Agreement at the time it terminated.

4.7 SURVIVAL. The provisions of Sections and Sub-Sections 3.5, 3.6, 4.3, 4.4, 5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 7.5, 7.7 and 7.11 will continue in effect after expiration or termination of this Agreement.

                                    SECTION 5
                                 CONFIDENTIALITY

5.1 CONFIDENTIALITY OBLIGATION. During the Term of this Agreement and for a period of five (5) years thereafter, RJRTC and each B.A.T. Customer receiving Confidential Information as a "Receiving Party" shall maintain in confidence all Confidential Information disclosed to it by the other Party, as a "Disclosing Party." Notwithstanding the foregoing, subject to Sub-Section 5.2, RJRTC's and each B.A.T. Customer's respective obligations of confidentiality with respect to the other Party's Trade Secrets, including the B.A.T. Customer's Specifications, shall be perpetual. Neither RJRTC nor any B.A.T. Customer will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the Receiving Party shall obtain prior agreement from its employees, representatives and contracting parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those purposes permitted by this Agreement. RJRTC and each B.A.T. Customer, as a Receiving Party, will use at least the same standard of care (but not less than a reasonable standard of care) as it uses to protect its own proprietary and Trade Secret information to ensure that such employees, representatives and contracting parties do not disclose or make any unauthorized use of such Confidential Information. RJRTC and each B.A.T. Customer, as a Receiving Party, will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. The Receiving Party shall be responsible to the Disclosing Party for any loss of Confidential Information of the Disclosing Party or breach of the provisions of this Sub-Section 5.1 by any employee, representative or contracting party of the Receiving Party.

5.2      EXCEPTIONS. The obligations of confidentiality contained in Sub-Section
5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

         (a) Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt from the Disclosing Party;

         (b) Was generally available to the public or otherwise part of the public domain at the time of its receipt from the Disclosing Party;

         (c) Becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

         (d) Was received by the Receiving Party, other than under an obligation of confidentiality, by a third Person lawfully in possession of the information; or

         (e) Was independently developed by the Receiving Party, without reference or access to any Confidential Information of the Disclosing Party.

5.3 AUTHORIZED DISCLOSURE. RJRTC and each B.A.T. Customer (and third Persons as applicable) may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with court orders, or complying with applicable governmental regulations, provided that if RJRTC or any B.A.T. Customer is required to make any such disclosure of Confidential Information it will to the extent practicable give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

                                    SECTION 6
              WARRANTIES, REPRESENTATIONS, COVENANTS AND INDEMNITY

6.1 WARRANTIES AND DISCLAIMER OF WARRANTIES. RJRTC WARRANTS THAT PRODUCTS MANUFACTURED AND PACKAGED PURSUANT TO THIS AGREEMENT SHALL BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP, AND SUCH PRODUCTS SHALL BE MANUFACTURED, PACKAGED AND SHIPPED IN CONFORMITY WITH THE APPLICABLE SPECIFICATIONS AND THE PACKAGING AND SHIPPING REQUIREMENTS OF THIS AGREEMENT. ANY MEASURES TAKEN TO REMEDY NON-CONFORMANCE WITH THIS WARRANTY WILL BE AT RJRTC'S SOLE COST AND EXPENSE. SUBJECT TO THE FOREGOING, PRODUCTS SUPPLIED BY RJRTC ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

6.2 LIMITATION OF REMEDIES, LIABILITY AND DAMAGES. RJRTC'S AND EACH B.A.T. CUSTOMER'S LIABILITY FOR DAMAGES FOR BREACH OF ITS RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY; SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW ARE WAIVED. NEITHER RJRTC NOR ANY B.A.T. CUSTOMER SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER

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BUSINESS INTERRUPTION DAMAGES ARISING FROM THIS AGREEMENT, BY STATUTE, IN TORT
OR BY CONTRACT.

6.3 U.S.A. STATUTES AND REGULATIONS. RJRTC and each B.A.T. Customer represents and warrants that it is aware of: (a) U.S. Trade Restrictions controlling exports from the U.S.A. and re-exports from third countries of U.S. origin goods, software and technology, including foreign made goods, software and technology with more than de minimus U.S. content, to Prohibited and Restricted Countries and to Restricted Parties, as well as the restrictions and prohibitions under U.S. trade sanctions on dealings by U.S. persons with such countries and persons, and is further aware that the lists of Prohibited Countries, Restricted Countries, and Restricted Parties may change from time to time; (b) Antiboycott Laws; and (c) the Foreign Corrupt Practices Act.

6.4 COMPLIANCE WITH LAWS. In performance of their respective obligations under this Agreement, RJRTC and each B.A.T. Customer shall comply with, and shall ensure that their respective employees and Affiliates shall comply with, all laws, regulations, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement, including those referenced in Sub-Section 6.3. Without limitation to the foregoing, RJRTC and each B.A.T. Customer represents and warrants that they shall not transfer, provide, resell, export, re-export, distribute, or dispose of any Product or component thereof or any related technology or technical data, directly or indirectly, without first obtaining all necessary written consents, permits and authorizations and completing such formalities as may be required by any applicable laws, rules and regulations. No B.A.T. Customer shall sell or otherwise provide Products to any Person that such B.A.T. Customer knows, believes or has reason to believe will take any action which, if done by such B.A.T. Customer, would constitute a violation of any of the terms and conditions of this Agreement.

6.5 PRODUCT FOR EXPORT ONLY. Except for limited quantities of Product manufactured for testing purposes only, RJRTC and each B.A.T. Customer represents and warrants that Products produced by RJRTC for any B.A.T. Customer in accordance with this Agreement are intended to be manufactured in the U.S.A. solely for lawful export from the U.S.A., and for sale only within the Territory in accordance with the laws of the Governmental Authority within each relevant country within the Territory. RJRTC will not provide Product manufactured for any B.A.T. Customer to any third Person, without the applicable B.A.T. Customer's prior written consent. No B.A.T. Customer will in any way transport, or cause to be transported, Products to any country outside of the Territory for use, distribution or sale.

6.6 EXPORT LAWS. No equipment, computer software, technology or information obtained pursuant to this Agreement, and no Product or component thereof, will be made available or re-exported, directly or indirectly, except in compliance with all applicable export laws and regulations.

6.7 THE B.A.T. CUSTOMERS' DUTY TO INSPECT. Each B.A.T. Customer or its designees shall be solely responsible for inspecting all Specifications of Products to be

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produced by RJRTC for such B.A.T. Customer in order to ensure that each such
Product is in compliance with all applicable laws of the relevant Governmental Authority of the country in the Territory into which the Product is intended to be shipped or sold. Each B.A.T. Customer or its designees shall be solely responsible for giving RJRTC full and complete instructions to ensure that all Packaging, Cartons and Cases are appropriately marked with relevant health warnings (if applicable) and other relevant markings mandated by relevant Governmental Authorities, whether within the U.S.A., the Territory or elsewhere.

6.8      B.A.T. CUSTOMER'S INDEMNITY OBLIGATIONS.

         (a) IN GENERAL. Each applicable B.A.T. Customer, severally, will indemnify, defend and hold harmless RJRTC, its Affiliates and their respective current and former officers, directors, employees, representatives and agents (each an "RJRTC Indemnified Party") from and against any and all losses, damages, claims, liabilities, demands, assessments, judgments, settlements, compromises and related costs and expenses (including without limitation reasonable attorneys' fees and costs) (collectively, "Damages") resulting from demands, actions, suits or proceedings initiated by any third Person (including any Governmental Authority) and arising out of:

                  (i) A material breach by such B.A.T. Customer of its respective obligations under this Agreement; or

                  (ii) The marketing, advertising, distribution or sale by such B.A.T. Customer of any Products manufactured under this Agreement for such B.A.T. Customer, including any Damages which relate to any claimed adverse health effects or health risks relating to the use of such Products.

         (b) EXCEPTIONS. Notwithstanding Sub-Section 6.8(a), the B.A.T. Customers shall not be required to indemnify any RJRTC Indemnified Party for any portion of Damages to which such RJRTC Indemnified Party may become subject to the extent (but only to the extent) they relate to, result from or arise out of:

                  (i) The failure of RJRTC to comply with its obligations under this Agreement;

                  (ii) The negligence or willful misconduct or willful failure to act of RJRTC; or

                  (iii) RJRTC's failure to produce Products meeting the required Specifications and/or to comply with the Packaging and Shipment requirements of this Agreement.

         (c) NOTICE. RJRTC shall give the applicable B.A.T. Customer prompt written notice of any claim or suit that may be brought directly against RJRTC or any other RJRTC Indemnified Party by a third Person, and the applicable B.A.T. Customer shall

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thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.

6.9      RJRTC'S INDEMNITY OBLIGATIONS.

         (a) IN GENERAL. Subject to Sub-Section 6.1, RJRTC will indemnify, defend and hold harmless each B.A.T. Customer, and their respective current and former officers, directors, employees, representatives and agents (each a "B.A.T. Customer Indemnified Party") from and against all Damages resulting from demands, actions, suits, or proceedings initiated by any third Person (including any Governmental Authority) and arising out of material breach of the obligations of RJRTC under this Agreement including, but not limited to, RJRTC's failure to produce Products meeting the required Specifications and/or to comply with the Packaging and Shipment requirements of this Agreement.

         (b) EXCEPTIONS. Notwithstanding Sub-Section 6.9(a), RJRTC shall not be required to indemnify any B.A.T. Customer Indemnified Party for any portion of Damages to which such B.A.T. Customer Indemnified Party may become subject, to the extent (but only to the extent) they relate to, result from or arise out of:

                  (i) The failure of the applicable B.A.T. Customer to comply with their respective obligations under this Agreement; or

                  (ii) The negligence or willful misconduct or willful failure to act of the applicable B.A.T. Customer.

         (c) Notice. The B.A.T. Customer Indemnified Party shall give RJRTC prompt written notice of any such claim or suit that may be brought directly against such B.A.T. Customer Indemnified Party by a third Person, and RJRTC shall thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.

6.10 THE B.A.T. CUSTOMER'S SUPPLIER FOR PRODUCT. Each B.A.T. Customer represents and warrants that as of the Effective Date, it has not entered into any agreement with any third Person that obligates such B.A.T. Customer to purchase any Product subject to this Agreement from any third Person, which Product is subject to such B.A.T. Customer's obligations to RJRTC regarding the manufacture of American-blend Cigarettes sourced from the U.S.A. pursuant to the terms and conditions of this Agreement.

6.11 THE B.A.T. CUSTOMERS' RIGHTS TO INTELLECTUAL PROPERTY. Each B.A.T. Customer represents and warrants that it (or its Affiliates) has the right to use all Intellectual Property associated with the Products manufactured for it under this Agreement, including Trademarks, in the relevant countries in the Territory. RJRTC shall obtain no rights with respect to Intellectual Property owned by any B.A.T. Customer or its Affiliates as a result of this Agreement.

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                                    ARTICLE 7
                                  MISCELLANEOUS

7.1 FURTHER ASSURANCES. Each Party agrees to enter into or execute, or procure the entering into or execution, of such agreements, assignments or further assurances, or do such other acts as the other Party may reasonably request to carry out the terms and conditions of this Agreement. Further, Purchase Orders issued by B.A.T. Customers under this Agreement shall provide that such Purchase Orders are issued pursuant to, and governed by, the terms and conditions of this Agreement.

7.2 WAIVER. No waiver by either RJRTC or any B.A.T Customer of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and executed by that entity. Any waiver by either RJRTC or any B.A.T. Customer of a breach of this Agreement will not operate or be construed as a waiver of any subsequent breach.

7.3 RELATIONSHIP OF RJRTC AND THE B.A.T. CUSTOMERS. RJRTC and each B.A.T. Customer shall be and shall remain independent contractors as to each other, and this Agreement shall not be construed as establishing a general agency, employment, partnership, or joint venture relationship between them. Neither RJRTC nor any B.A.T. Customer shall have the authority to make any statements, representations or commitments of any kind (whether express or implied), or to take any action, which shall be binding on the other or create any liability or obligation on behalf of the other, without the prior written authorization of the entity to be bound.

7.4 FORCE MAJEURE. Notwithstanding anything to the contrary herein, neither RJRTC nor any B.A.T. Customer shall be liable for loss, injury, delay, damage or other casualty suffered by such other entity due to any inability to perform any obligation hereunder, and neither RJRTC nor any B.A.T. Customer shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than payment of monies due), when such failure or delay is caused by or results from causes beyond the control of the affected entity including, but not limited to, acts of God, fire, flood, storm, earthquake, explosion, epidemic, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, civil commotion, labor disputes and strikes suffered by third-party suppliers, sub-contractors, or services providers not working in or on RJRTC's facilities, or acts, omissions or delays in acting by any Governmental Authority (including legislative, administrative, judicial, police or any other official government acts). Notwithstanding the foregoing, nothing set forth in this Sub-Section 7.4 shall relieve RJRTC of its obligation to initiate its contingency manufacturing plans as identified pursuant to Sub-Section 2.18.

7.5 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to principles of conflicts of laws thereof.

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

7.6      JURISDICTION. [Intentionally Left Blank]

7.7 DISPUTE RESOLUTION. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Sub-Section 7.7, which shall be the sole and exclusive procedures for the resolution of any such disputes:

         (a) ESCALATION TO RJRTC'S AND THE APPLICABLE B.A.T. CUSTOMER'S EXECUTIVES. To the extent that controversies arising from this Agreement cannot be resolved by the respective personnel of RJRTC and the applicable B.A.T. Customer responsible for the administration of this Agreement, RJRTC and the applicable B.A.T. Customer shall attempt in good faith to resolve any such dispute by negotiation between their respective senior executive officers who have authority to settle the controversy and who are at a higher level of management than those employees who administer this Agreement on a day to day basis. RJRTC or the applicable B.A.T. Customer may give the other entity written notice of any dispute which has not been resolved in the ordinary course of business. Within ten (10) calendar days of receipt of such notice, the receiving entity shall submit a written response to such notice. The notice and response shall include: (i) a detailed description of the dispute; (ii) a statement of the entity's position which respect to such dispute; and (iii) the name and title of the senior executive officer who will negotiate on behalf of such entity. Within thirty (30) calendar days of delivery of the initial notice, or within a time mutually agreed by RJRTC and the applicable B.A.T. Customer, the designated senior executive officers will meet or otherwise confer in an attempt to resolve the dispute. Such negotiations shall continue either until the controversy is resolved or until one of the entities initiates the mediation procedure set forth below in Sub-Section 7.7(b). During the negotiation process, all reasonable requests for information and documents from one entity to the other shall be honored.

         (b) MEDIATION. If a dispute cannot be resolved pursuant to the negotiation procedures set forth above in Sub-Section 7.7(a), then the controversy shall be submitted to non-binding mediation. Neither RJRTC nor the applicable B.A.T. Customer may initiate mediation until at least sixty (60) calendar days after the initial notice of dispute is submitted by one entity to the other as provided in Sub-Section 7.7(a). If either RJRTC or the applicable B.A.T. Customer wishes to initiate mediation, notice of demand for mediation shall be submitted to the other entity in writing. Such mediation shall be conducted in accordance with the Centre for Effective Dispute Resolution's ("CEDR") then-current Model Mediation Procedures and will be conducted by a single mediator. Unless otherwise agreed between the entities, the mediator will be nominated by CEDR and the mediation shall be conducted on London, England. Each entity shall bear its own costs and expenses of mediation. Further, all mediation expenses, including the filing fees and fees and costs of the mediator, will be equally shared between the entities. Such mediation will be scheduled as soon as possible by agreement of RJRTC, the applicable B.A.T. Customer and the mediator.

         (c) ARBITRATION. Neither RJRTC nor the applicable B.A.T. Customer may initiate arbitration against the other relating to any dispute under this Agreement until the mediation required under Sub-Section 7.7(b) has been completed. If any dispute arising

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

out of, or in connection with, this Agreement cannot be resolved through such mediation, including disputes relating to the Agreement's existence, validity or termination, either RJRTC or the applicable B.A.T. Customer may initiate arbitration against the other entity. Such arbitration shall be filed with and finally resolved by the International Chamber of Commerce pursuant to its Rules of Arbitration. Such arbitration shall be conducted before one (1) arbitrator appointed pursuant to such Rules of Arbitration and the proceeding shall be conducted in Bermuda. The language to be used in the arbitral proceedings shall be English.

7.8 SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unlawful, the same shall be deemed to be deleted from this Agreement, but this Agreement shall remain in full force and effect as if the deleted provision had never been contained in it. The Parties shall negotiate in good faith as to the terms of a mutually acceptable and satisfactory provision in place of any deleted provision, and if such terms shall be agreed, this Agreement shall be amended accordingly.

7.9 AMENDMENTS. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties hereto. In the event of any conflict between this Agreement and the terms of a Purchase Order, the terms of this Agreement shall govern.

7.10 NOTICES. Unless otherwise provided in this Agreement, day to day commercial communications may be exchanged by any reasonable means. All material notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

         If to RJRTC, to:  R. J. Reynolds Tobacco Company
                           401 North Main Street
                           Winston-Salem, North Carolina 27101
                           Attn: General Counsel

         If to BATUKE, to: B.A.T (U.K. & Export) Limited
                           Globe House
                           1 Water Street
                           London, United Kingdom
                           WC2R 3LA
                           Attn: Company Secretary

Notice addresses for all other B.A.T. Customers shall be provided to RJRTC as soon as practical.

7.11 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between RJRTC and the B.A.T. Customers regarding the subject matter hereof, and supercedes any prior agreement and negotiations between them with respect to the subject matter hereof, including those set forth in Exhibit "K" to the BCA.

7.12 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of RJRTC and each B.A.T. Customer hereto and their respective legal successors and assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned, subcontracted, licensed or transferred by RJRTC or any B.A.T. Customer without the other entity's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that RJRTC and any B.A.T. Customer may, without the other entity's prior consent, assign its respective rights and obligations hereunder to a wholly owned subsidiary or entity under common control with such assigning entity through 100% ownership of the equity interests therein. Any permitted assignee shall assume all the rights and obligations of its assignor under this Agreement. Any assignment in violation of the foregoing shall be null and void.

7.13 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to and shall not be construed to give any Person (other than the Parties signatory hereto and to the extent provided herein, other B.A.T. Customers), including any employee or former employee, any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

7.14 COUNTERPARTS. This Agreement and any amendment may be executed in multiple counterparts, each of which is an original and all which constitute one agreement or amendment, as the case may be, notwithstanding that all of the Parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any Party to any counterpart is a signature to and may be appended to any other counterpart.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date set forth in the Preamble above.

B.A.T (U.K. & EXPORT) LIMITED

By: /s/ [ILLEGIBLE]
    ---------------------------
Print Name: [ILLEGIBLE]
Title Attorney-in-Fact

Date: July 30, 2004
      -------------
       ("BATUKE")

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

R. J. REYNOLDS TOBACCO COMPANY

By: /s/ Charles A. Blixt
    ---------------------------
Print Name: Charles A. Blixt
            Executive Vice President
            and General Counsel

Date: JulY 30, 2004
      -------------
       ("RJRTC")

Schedules to the Agreement:

"A" - Product Base Prices through Contract Year 2004 (Including International Order Policies & Procedures)

"B" - Identification of the Territory

"C" - Supplies to Restricted Countries

"D" - Standard Consumer Product Testing Protocols

"E" - Manufacturing Costing Methodology

"F" - RJRTC Payment Instructions

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